Exhibit 99.2

Press Release Dated August 10, 2010

FOR IMMEDIATE RELEASE
August 10, 2010

Contact:	Jesus R. Adia
President and Chief Executive Officer
(718) 677-4414

Flatbush Federal Savings and Loan Association to Sell Main Office Building
and Surrounding Real Estate; Establish New, Nearby Branch Office

Brooklyn, New York – Flatbush Federal Bancorp, Inc. (the “Company”) (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (“Flatbush Federal”), announced that the Company  and C and A Capital LLC (the “Purchaser”)entered into a Purchase Agreement, pursuant to which Flatbush Federal will sell its current main branch building and a portion of Flatbush Federal’s adjoining real estate to Purchaser for $9,136,000.00 (the “Transfer”).  Under the Agreement, Purchaser will acquire the Flatbush Federal’s current main branch building located at 2146 Nostrand Avenue, Brooklyn, New York (“Property A”).  In addition thereto, the Purchaser will take title to 2158 Nostrand Avenue, Brooklyn, New York (“Property B”), and an approximately 12,305 square foot parcel (“Property C”) of a larger adjoining parking lot (“Lot 124”) abutting parts of Nostrand Avenue and Hillel Place, Brooklyn, New York (Property A, Property B, and Property C are collectively, the “Properties”).  Property B is currently leased by Flatbush Federal to a White Castle franchise.
The Agreement provided for an investigation period, that expired by its terms on August 10, 2010.  The investigation period allowed the Purchaser to conduct environmental site assessments, a structural engineering survey and other tests and investigations.  With the expiration of the investigation period, the Purchaser is legally committed to complete the Transfer pursuant to the terms of the Agreement.
The Agreement further requires Purchaser to subdivide Lot 124 (of which Property C forms a part of) into two separate tax lots or parcels (the “Subdivision”), which is currently underway.  Lot 124 consists of (i) Parcel C and (ii) a 3,100 square foot parcel which abuts Hillel Place (the “Retained Property”). Flatbush Federal will retain title to the Retained Parcel, which will become the site of a new branch building (“Branch Building”).
The Transfer is expected to close (the “Closing”) approximately seventy-five (75) days after the Subdivision has been approved and new tax lot numbers are assigned to Property C and the Retained Property.  Flatbush Federal anticipates that the Transfer will occur during the fourth quarter of 2010, although there can be no assurance that the Transfer will not be delayed beyond that date.
After the Closing, Purchaser will construct and deliver the Branch Building to Flatbush Federal for a final fit out by Flatbush Federal to utilize as a new bank branch.  The Purchaser’s delivery will consist of a fully enclosed Branch Building with an approximately 3,000 square foot ground level or branch floor, and a 300 square foot lobby and ATM area.  In connection therewith, Purchaser will install, but not distribute, heating, ventilation and air-conditioning systems.  Additionally, the Purchaser is required to install utility and power lines, power receptacles, circuit breakers and water lines, among other things.
At the Closing, Flatbush Federal will lease back Property A on an interim basis for its continued use as a temporary bank branch (the “Branch Lease”) for one ($1.00) dollar.  Flatbush Federal must relocate to the new Branch Building no later than 150 days after the Purchaser completes the construction of the Branch Building and delivers to Flatbush Federal a temporary certificate of occupancy for the Branch Building.  At that time, the Branch Lease will terminate, and Flatbush Federal will open the Branch Building for business at its new bank branch.  Flatbush Federal anticipates that the Branch Building will be opened during the third quarter of 2011, although there can be no assurance that the opening will be timely.
According to Flatbush Federal’s Chief Executive Officer Jesus Adia, “The immediate positive benefit of this transaction to our capital is significant.  In addition, this transaction allows us to maximize the efficiency of office and branch space to service our customers.  We estimate a pre-tax gain in the range of $8.8 to $9.0 million, which will occur during the quarter in which the Transfer occurs.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, receipt of various regulatory approvals for the above-referenced transactions, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law, the Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.